As filed with the Securities and Exchange Commission on August 30, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EL PASO CORPORATION
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	76-0568816 (I.R.S. Employer Identification No.)

El Paso Building
1001 Louisiana Street
Houston, Texas 77002
(713) 420-2131
(Address, including zip code, of Principal Executive Offices)

El PASO CORPORATION
RETIREMENT SAVINGS PLAN
(Full title of the plan)

Robert W. Baker, Esq.
Executive Vice President and General Counsel
El Paso Building
1001 Louisiana Street
Houston, Texas 77002
(713) 420-2600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
____________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2) (3)
Common Stock(1), par value $3.00 per share	15,000,000 shares	$11.470	$172,050,000	$20,251

(1)
This Registration Statement also covers such indeterminable number of additional shares which may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described above.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based on the average of the high and low trading prices of a share of the Registrant’s Common Stock as reported on the New York Stock Exchange and in The Wall Street Journal on August 26, 2005.

(3)
The Registrant previously filed Registration Statements on Forms S-8 on December 18, 2000 (Registration No. 333-52100) to register 15,000,000 shares and February 11, 2002 (Registration No. 333-82506) to register 21,000,000 shares of the Registrant’s Common Stock for issuance in awards pursuant to the Registrant’s Omnibus Plan for Management Employees (“Omnibus Plan”). The Registrant filed a Registration Statement on Form S-8 on June 29, 2001 (Registration No. 333-64236) to register 6,000,000 shares of the Registrant’s Common Stock for issuance in awards pursuant to the Registrant’s 2001 Omnibus Incentive Compensation Plan (“2001 Omnibus Plan”). The Omnibus Plan and 2001 Omnibus Plan have been terminated as to the future issuance of awards. There were previously 24,480,582 and 815,801 shares registered for issuance as awards to the Omnibus Plan and 2001 Omnibus Plan, respectively. On June 23, 2005, the Registrant filed a Post-Effective Amendment No. 1 to the above Registration Statements on Forms S-8, Registration Nos. 333-52100 and 333-82506, to deregister the 24,480,582 shares of the Registrant’s Common Stock that were not subject to outstanding awards under the Omnibus Plan. On June 23, 2005, the Registrant also filed a Post-Effective Amendment No. 1 to the above Registration Statement on Form S-8, Registration No. 333-64236, to deregister the 815,801 shares of the Registrant’s Common Stock that were not subject to outstanding awards under the 2001 Omnibus Plan.

On July 14, 2005, the Registrant filed Registration Statements on Forms S-8 (Registration Nos. 333-126599 and 333-126597) to register 35,000,000 and 2,500,000 of the Registrant’s Common Stock for issuance in awards pursuant to the Registrant’s 2005 Omnibus Incentive Compensation Plan and 2005 Compensation Plan for Non-Employee Directors, respectively. In accordance with Rule 457(p) of the Securities Act, the aggregate total dollar amount of registration fees for these Registration Statements was offset by the $136,466 in registration fees paid in respect to the shares previously registered by the Registrant.

In addition, in accordance with Rule 457(p) of the Securities Act, the aggregate total dollar amount of the registration fees for this Registration Statement is being offset by the $136,466 in registration fees previously paid in respect to the shares previously registered by the Registrant.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Registration Statement on Form S-8 is being filed solely to register additional securities. In accordance with General Instruction E of Form S-8, the Registrant hereby incorporates by reference the contents of the Registrant’s Form S-8 Registration Statements and Post-Effective Amendments filed with the Securities and Exchange Commission on June 26, 1992 and December 24, 1996 (Registration No. 33-49956 filed by Registrant’s predecessor), May 9, 1997 (Registration No. 333-26813 filed by Registrant’s predecessor), August 27, 1998 (Registration Nos. 33-49956-99 and 333-26813-99), November 2, 1999 (Registration No. 333-75781), and April 26, 2001 and November 8, 2001 (Registration No. 333-31060), all relating to the Registrant’s Retirement Savings Plan.

Item 8. Exhibits.

Exhibit Number	Description

5.1	Opinion of Locke Liddell & Sapp LLP regarding the legality of the securities being registered hereunder.
23.1	Consent of Counsel (included in the opinion filed as Exhibit 5.1 to this Registration Statement).
23.2	Consent of PricewaterhouseCoopers L.L.P., Houston, Texas.
23.3	Consent of PricewaterhouseCoopers L.L.P., Detroit, Michigan.
23.4	Consent of Ryder Scott Company, L.P.
24.1	Power of Attorney (set forth on the signature page contained in Part II of this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 30th day of August, 2005.

EL PASO CORPORATION

By:	/s/ Douglas L. Foshee
Douglas L. Foshee President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes D. Mark Leland and Robert W. Baker, and each of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Signature	Title	Date

/s/ Douglas L. Foshee	President, Chief Executive Officer and Director	August 30, 2005
Douglas L. Foshee	(Principal Executive Officer)

/s/ D. Mark Leland	Executive Vice President and Chief Financial Officer	August 30, 2005
D. Mark Leland	(Principal Financial Officer)

/s/ Jeffrey I. Beason	Senior Vice President and Controller	August 30, 2005
Jeffrey I. Beason	(Principal Accounting Officer)

/s/ Ronald L. Kuehn, Jr.	Chairman of the Board	August 30, 2005
Ronald L. Kuehn, Jr.

/s/ Juan Carlos Braniff	Director	August 30, 2005
Juan Carlos Braniff

Director
James L. Dunlap

/s/ Robert W. Goldman	Director	August 30, 2005
Robert W. Goldman

/s/ Anthony W. Hall, Jr.	Director	August 30, 2005
Anthony W. Hall, Jr.

/s/ Thomas R. Hix	Director	August 30, 2005
Thomas R. Hix

/s/ William H. Joyce	Director	August 30, 2005
William H. Joyce

/s/ J. Michael Talbert	Director	August 30, 2005
J. Michael Talbert

/s/ Robert F. Vagt	Director	August 30, 2005
Robert F. Vagt

/s/ John L. Whitmire	Director	August 30, 2005
John L. Whitmire

/s/ Joe B. Wyatt	Director	August 30, 2005
Joe B. Wyatt